Exhibit 99.1

CytoSorbents Issues Stockholder Letter and Reports Preliminary Fourth Quarter and Full Year 2021 Revenue

Preliminary Full Year 2021 Product Sales were approximately $40.1 million, including core non-COVID-19 sales growth of approximately 13% from 2020. Cumulative CytoSorb treatments surpassed 162,000.

MONMOUTH JUNCTION, NJ – January 18, 2022 - CytoSorbents Corporation (NASDAQ: CTSO), a leader in the treatment of life-threatening conditions in the intensive care unit and cardiac surgery using blood purification, issues a stockholder letter from its Chief Executive Officer, Dr. Phillip Chan, and announces preliminary unaudited fourth quarter 2021 and full year 2021 results ahead of filing its Form 10-K.

Preliminary Unaudited Full Year 2021 Results

•	Cumulative CytoSorb treatments delivered exceeded 162,000, up 34% from approximately 121,000 at the end of 2020
•	Preliminary 2021 unaudited Total Revenue, which includes product sales and grant revenue, was approximately $43.2 million versus $41.0 million in 2020
•	Preliminary 2021 unaudited Product Sales were approximately $40.1 million compared to $39.5 million in 2020
•	Core (non-COVID-19) product revenue in 2021 was approximately $33.8 million, an approximate 13% increase from $30.1 million in 2020, and accounting for approximately 84% of product sales
•	Blended product gross margins, including higher margin direct and lower margin distributor and partner sales, are expected to be at least 80% for 2021, compared to 76% in 2020
•	Strong cash balance at the end of 2021 of approximately $54 million

Preliminary Unaudited Q4 2021 Results

•	Q4 2021 Total Revenue was approximately $10.8 million versus $12.0 million in Q4 2020
•	Q4 2021 Product Sales of approximately $9.7 million were ahead of our prior guidance, and rose 9% sequentially from Q3 2021, versus approximately $11.5 million in Q4 2020
•	Core (non-COVID-19) product sales in Q4 2021 were approximately $8.0 million, or 82% of product sales versus approximately $8.9 million, or 77% of product sales in Q4 2020
•	Direct sales from Germany in Q4 2021 increased 45% to $5.3 million compared to $3.7 million in Q3 2021, versus approximately $6.0 million in Q4 2020
•	Preliminary blended product gross margins are expected to be approximately 80% for Q4 2021, mixing higher margin direct and lower margin distributor and partner sales

The Company expects to report fully-audited financial results for Q4 2021 and full year 2021 and its 2022 outlook on Tuesday, March 8, 2022, with a conference call held at 4:30PM ET. Further details for the earnings call will be provided at a later date.

CytoSorbents 2022: Focus and Disciplined Execution

Dear Stockholders and Friends,

After an exceptionally strong year in 2020 where CytoSorb sales rose 73% and roughly a quarter of our sales were COVID-19 related, we had a good year in 2021 with total revenue of $43.2 million and product sales of $40.1 million, both slightly ahead of our record results in 2020, despite headwinds from the COVID-19 pandemic. Importantly, our business in Germany rebounded in the fourth quarter, with sales increasing by a healthy 45% compared to the third quarter of 2021. For the year, Germany sales were up 4% from strong 2020 sales in the country. We also grew core (non-COVID-19) sales by a respectable 13% year-over-year. Over the past five years, our compounded annual growth rate has been a strong 37% and we continue to generate robust product gross margins of at least 80%. Finally, we have a solid cash position of nearly $54 million at year-end and no near-term need or intent to raise capital. In the first quarter of 2022, we plan to renew our $15 million term loan agreement with Bridge Bank, ensuring continued financial flexibility.

We achieved these results in a period of great uncertainty, where COVID continues to impact businesses in every industry around the world. We have already discussed at great length the complicated dynamics related to the pandemic and our business, with benefits related to COVID-19 usage - generating an estimated $6.3 million in 2021 CytoSorb sales - and the halo effect on usage in other critical care therapy applications. However, the pandemic created two headwinds in 2021.

•	First, in anticipation of renewed COVID demands on the ICU, hospitals restricted non-COVID admissions, cancelled elective surgeries (whose complications normally fuel CytoSorb usage), reduced regular ICU capacity to reserve critical care beds for COVID, and restricted outsider access (including sales representatives), making it that much harder to sell.
•	Second, as vaccines reduced the severity of COVID-19 illness, fewer COVID cases progressed to a critical stage requiring CytoSorb.

Overall, the tidal wave of new, highly contagious Delta and Omicron infections may in fact be heralding the beginning of the end of COVID, as the unvaccinated masses unfortunately get naturally immunized the hard way, and vaccinated people get naturally boosted with mild disease, inching us closer to the elusive “herd immunity.” If this happens, COVID and its variants may still be with us for years to come, but as a milder seasonal respiratory illness like influenza.

While we wait for COVID to run its course, we have been actively implementing our core business strategy emphasizing Focus and Disciplined Execution. During 2021, we strategically used our substantial cash position to strengthen the organization from all aspects.

•	We leveraged our two FDA Breakthrough Device Designations to rapidly begin the pivotal U.S. randomized, controlled trials: STAR-T and STAR-D. These studies are designed to support CytoSorbents’ first U.S. FDA marketing approval of DrugSorb™-ATR to reduce bleeding risk in patients on antithrombotic medications (aka “blood thinners”) undergoing cardiothoracic surgery and to open up access to the U.S. market. To date, we are pleased with the pace of enrollment of the STAR-T trial and continue to forecast enrollment completion of the study in 2022. We also expect the STAR-D trial to enroll its first patient shortly, trailing STAR-T by only a few months.

•	We made significant investments in both people and infrastructure across the Company, particularly optimizing and more closely aligning our international sales, marketing, and medical affairs teams to ensure synergy and focus on key critical care and cardiac surgery applications that have the potential to drive rapid growth and profitability.

•	We expanded our clinical team and are investing in important Company-sponsored clinical studies and registries to generate data that are intended to drive faster adoption and sales of CytoSorb. These include, for example, the PROCYSS refractory septic shock randomized controlled trial, the Hep-on-Fire trial in alcoholic liver disease, the U.S. multicenter CTC (CytoSorb Therapy in COVID-19) registry and recent publication highlighting the high 73% survival in the most critically ill COVID-19 patients on CytoSorb and extracorporeal membrane oxygenation (ECMO), and the international COSMOS (CytOSorb TreatMent of Critically Ill PatientS) critical care registry.

•	We are making excellent progress in building out and scaling up our new manufacturing facility and the Company’s expected future headquarters in Princeton, New Jersey that

•	is expected to expand our production capacity from what is currently $80 million, to $350-400 million in sales, and to drive our already outstanding product gross margins even higher. This facility is on track to be completed and validated by this summer, and to begin manufacturing product in the second half of this year.

•	As long as the pandemic continues, we will work to help critically ill COVID-19 patients with CytoSorb. To date, CytoSorb has been used to treat more than an estimated 7,600 COVID-19 patients worldwide. Our continued focus and investments on making the published data on this usage widely available has also helped to accelerate adoption of CytoSorb for core (non-COVID-19) applications in many countries around the world. As more data are released from the CTC registry this year, we expect this trend will continue. The pandemic has been a valuable global marketing opportunity to elevate the CytoSorb brand and to emphasize to physicians how CytoSorb is easily implemented and used to treat many of the most common and complex complications in the ICU, such as shock and lung failure, whether or not related to COVID-19.

DrugSorb-ATR U.S. STAR-T and STAR-D Pivotal Studies: The Potential Tipping Point of Substantial Growth

The DrugSorb™-ATR antithrombotic removal system can efficiently remove antithrombotic drugs, often called “blood thinners,” such as apixaban (Eliquis®; Pfizer, Bristol Myers Squibb), rivaroxaban (Xarelto®, Janssen and Bayer), and ticagrelor (Brilinta®; Astra Zeneca). DrugSorb-ATR is being evaluated in the U.S. under two FDA Breakthrough Device Designations (BDD) for the potential to remove these agents and reduce perioperative bleeding in the U.S.-based randomized, controlled pivotal trials: STAR-T and STAR-D (Safe and Timely Antithrombotic Removal of Ticagrelor [i.e. Brilinta®], and Direct Oral Anticoagulants [DOACs; e.g. Eliquis® and Xarelto®]), respectively. Both multicenter trials are designed to independently support U.S. FDA marketing approval and are relatively modest in size, with each enrolling up to 120 patients. As mentioned previously, we are pleased with the pace of enrollment of the STAR-T trial since the first patient was enrolled last October, even with the holidays, COVID surge, and nationwide hospital staffing shortages, and continue to project enrollment completion this year, assuming a return to relatively normal clinical trial activity at participating centers. We expect STAR-D to follow quickly, with first patient enrollment expected shortly. We plan to submit rapidly for U.S. FDA marketing approval after study completion.

As a reminder, these blockbuster medications are prescribed to millions of patients around the world to “thin the blood” and prevent blood clots from forming that could lead to a heart attack, stroke, or other ischemic event. Currently, the only recommended intervention to reverse the anti-clotting effect of these drugs is to allow the drug to be eliminated naturally over time. When patients on these medications need to undergo urgent or emergent cardiothoracic surgery (e.g. coronary artery bypass graft surgery or aortic dissection repair), there is often no time to wait for the drug to washout of the body. Currently, there are two approved reversal agents for DOACs.

•	Andexxa® (AstraZeneca) for apixaban (Eliquis®; Pfizer, Bristol Myers Squibb) and rivaroxaban (Xarelto®, Janssen and Bayer), and
•	Praxbind® (Boehringer Ingelheim) for dabigatran reversal (Pradaxa®; Boehringer Ingelheim)

Neither reversal agent is recommended nor used in current clinical practice during cardiothoracic surgery due to a multitude of concerns that include:

•	Interactions with heparin (routinely used in all on-pump cardiac surgeries)
•	Excess risk for post-administration thrombotic events (such as myocardial infarction and stroke) as detailed in a Prescribing Information black box warning for Andexxa® and a warning for Praxbind®
•	Very high treatment costs

Bentracimab (PhaseBio) is currently in Phase 3 development as a reversal agent for ticagrelor and recently reported single arm, non-randomized data that showed pre-operative platelet inhibition reversal, but also occurrence of similar serious post-administration thrombotic events as observed with the other DOAC reversal agents.

We believe the large reduction in bleeding and excellent safety already demonstrated with real world use of our blood purification technology under CE Mark approval in Europe will make intraoperative antithrombotic drug removal the preferred approach over preoperative drug reversal in cardiac surgery. Furthermore, we anticipate that our device will represent a very attractive value proposition for cardiac surgery centers as a “one-stop shop” for managing patients on multiple antithrombotic drugs. Finally, the randomized, double-blind, controlled U.S. STAR-T and STAR-D pivotal studies are designed to provide definitive clinical and health economic data and set the gold standard for supportive evidence that none of our competitors have.

Overall, we believe the STAR-T and STAR-D studies are the fastest, highest visibility, and lowest risk path to potential U.S. FDA marketing approval of DrugSorb-ATR to remove antithrombotic agents during cardiothoracic surgery. If successful, we believe this approval will be a core driver of substantial growth for our company.

•	First, it will open up access to the important U.S. market - the largest medical device market in the world – to us for the first time and is expected to drive significant growth and improved profitability. DrugSorb-ATR is expected to address an immediate $500 million combined total addressable market that could expand to $1 billion over time. Based on our diligence, cardiac surgeons need and want DrugSorb-ATR, potentially creating a “market pull” application in the U.S. that may rapidly develop into yet another major revenue stream for the Company to complement our international core growth opportunities for CytoSorb in critical care and other cardiac surgery applications.
•	Second, the data from these randomized, controlled trials are expected to help establish DrugSorb-ATR as an easy-to-use, “one-stop shop” standard of care throughout the world for antithrombotic removal during cardiothoracic surgery. These data should accelerate our sales for this application, and potentially help open new markets such as Japan – the second largest medical device market globally - and others.
•	Third, it would also establish a U.S. beachhead of demonstrated safety and efficacy of our technology that could potentially speed new label expansions or marketing approvals in other applications, further broadening the U.S. market opportunity.
•	Our two FDA Breakthrough Device Designations may not only potentially help to accelerate the FDA review process of our marketing application and shorten our time to market, but may also aid in reimbursement by Centers for Medicare and Medicaid Services (CMS) if the reimbursement initiative for Breakthrough Devices is passed within the CARES 2.0 Act. The FDA has granted less than an estimated 500 Breakthrough Device Designations since the program began with the approval of the 21st Century Cures Act in 2016, and we have two of them.
•	Finally, attainment of U.S. FDA Marketing Approval is expected to dramatically increase the appeal of CytoSorbents as a U.S. medical device company, with U.S. FDA marketing approval, and U.S. sales - key criteria that are highly valued by strategic partners and investors.

Streamlining our Clinical Priorities

Given the importance of the STAR-T and STAR-D trials to our overall strategy, we have decided to streamline our clinical activities to ensure the focus of our financial and personnel resources to execute upon these two lead programs and to prepare for potential U.S. commercialization. Because of this, we have made the difficult, but appropriate decision to voluntarily end the 400-patient multicenter U.S. REFRESH 2-AKI pivotal study, which remains blinded. Importantly, there were no safety issues in the REFRESH 2-AKI trial. This decision was made strictly for business reasons to ensure focus on the vital U.S. STAR-T and STAR-D clinical programs. We have also taken into account the costs of the remaining portion of the REFRESH 2-AKI trial, the expected timing of completing the trial, delays caused by COVID, the evolution of the change and perceived importance of acute kidney injury after cardiothoracic surgery, and the expensive and lengthy path to PMA (pre-market approval) approval in the absence of Breakthrough Device Designation for this application. We believe the antithrombotic removal program is superior to the REFRESH 2-AKI application in all of these aspects. This decision is expected to save in excess of $5 million over the planned duration of REFRESH 2-AKI. Over the years, we have learned a lot from this program, including generation of high quality good clinical practice (GCP) – level randomized, controlled data supporting the safety of CytoSorb use during cardiothoracic surgery that we have already reported to the FDA for STAR-T and STAR-D, while also demonstrating the ability of CytoSorb to reduce both plasma free hemoglobin and activated complement, two important clinical targets. We plan to work with our CRO to close out the trial, unblind the study, and do a full analysis of the data in order to glean additional insights.

In addition, we have decided to end the single arm CYTATION trial, a pharmacodynamic study on ticagrelor removal during cardiothoracic surgery in Germany. The U.S. STAR-T randomized, controlled trial is a superior design and makes CYTATION redundant. We will redirect those resources to our active pipeline of important ongoing studies like the German PROCYSS and Hep-on-Fire trials, as well as execution of new clinical studies when the STAR-T and STAR-D trials near completion.

We remain confident in CytoSorbents’ potential

In summary, despite the depressed share price, we firmly believe this is the most exciting time in the Company’s history given the potentially game-changing opportunities that lie ahead. COVID has led to some bumps in the road without question and has decreased our forecasting ability in the short-term. But we have made tremendous progress and created significant value, and now sit on the verge of multiple potential catalysts.

Our results demonstrate that our core business is stable with the potential for rapid growth addressing substantial markets and unmet medical needs. We have:

•	An excellent high margin razorblade business model
•	Strong validation of our technology amongst users and world-class partners
•	A solid balance sheet to fund our growth
•	A new manufacturing facility under construction that is expected to drive further product gross margin expansion while supplying product for years to come, and most importantly,
•	Two pivotal, randomized, controlled clinical studies, the U.S. STAR-T and STAR-D trials, expected to complete enrollment in the next 12-18 months. These studies are intended to support U.S. FDA marketing approval and open the expansive U.S. markets – a potential watershed event for our Company

Many of us at the Company have recently purchased shares of CytoSorbents in the open market at higher prices than where we sit today, including myself (20,000 shares), Kathleen Bloch, our Chief Financial Officer (4,000 shares), and many non-reporting employees, because of our conviction of the strength of our business.

Many thanks to all of you who have supported and invested in CytoSorbents and who continue to share our vision of the future as a highly successful leader in treating serious life-threatening conditions with blood purification. We wish all of you a happy, healthy, and prosperous 2022!

Dr. Phillip Chan, MD, PhD

Chief Executive Officer

CytoSorbents Corporation

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in the treatment of life-threatening conditions in intensive care and cardiac surgery using blood purification.  Its flagship product, CytoSorb®, is approved in the European Union with distribution in more than 70 countries around the world as an extracorporeal cytokine adsorber designed to reduce the “cytokine storm” or “cytokine release syndrome” seen in common critical illnesses that may result in massive inflammation, organ failure and patient death.  These are conditions where the risk of death can be extremely high, yet few to no effective treatments exist.  CytoSorb is also being used during and after cardiothoracic surgery to remove inflammatory mediators that can lead to post-operative complications, including multiple organ failure.  More than 162,000 cumulative CytoSorb devices have been utilized to date.  CytoSorb was originally introduced into the European Union under CE-Mark as a first-in-kind cytokine adsorber.  Additional CE-Mark label expansions were received for the removal of bilirubin and myoglobin in clinical conditions such as liver disease and trauma, respectively, and both ticagrelor and rivaroxaban during cardiothoracic surgery.  CytoSorb has also received FDA Emergency Use Authorization in the United States for use in adult critically ill COVID-19 patients with imminent or confirmed respiratory failure.  The DrugSorb™-ATR Antithrombotic Removal System, which is based on the same polymer technology as CytoSorb, has also been granted FDA Breakthrough Designation for the removal of ticagrelor, as well as FDA Breakthrough Designation for the removal of the direct oral anticoagulant (DOAC) drugs, apixaban and rivaroxaban, in a cardiopulmonary bypass circuit during urgent cardiothoracic surgery.  The Company has initiated two FDA approved pivotal trials designed to support U.S. marketing approval of DrugSorb-ATR.  The first is the 120-patient, 20 center STAR-T (Safe and Timely Antithrombotic Removal-Ticagrelor) randomized, controlled trial evaluating the ability of intraoperative DrugSorb-ATR use to reduce perioperative bleeding risk in patients on ticagrelor undergoing cardiothoracic surgery.  The second is the 120-patient, 25 center STAR-D (Safe and Timely Antithrombotic Removal - Direct Oral Anticoagulants) randomized, controlled trial, evaluating the intraoperative use of DrugSorb–ATR to reduce perioperative bleeding risk in patients undergoing cardiothoracic surgery on direct oral anticoagulants, including apixaban and rivaroxaban.

CytoSorbents’ purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption.  Its technologies have received non-dilutive grant, contract, and other funding of more than $39.5 million from DARPA, the U.S. Department of Health and Human Services (HHS), the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), the U.S. Army, the U.S. Air Force, U.S. Special Operations Command (SOCOM), Air Force Material Command (USAF/AFMC), and others.  The Company has numerous marketed products and products under development based upon this unique blood purification technology protected by many issued U.S. and international patents and registered trademarks, and multiple patent applications pending, including ECOS-300CY®, CytoSorb-XL™, HemoDefend-RBC™, HemoDefend-BGA™, VetResQ®, K+ontrol™, DrugSorb™, DrugSorb™-ATR, ContrastSorb, and others.  For more information, please visit the Company’s websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and Twitter.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 9, 2021, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

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Investor Relations Contact:

Terri Anne Powers

Vice President, Investor Relations

and Corporate Communications

(732) 482-9984

tpowers@cytosorbents.com

U.S. Public Relations Contact:
Eric Kim Rubenstein Public Relations
212-805-3052
ekim@rubensteinpr.com